UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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SciQuest, Inc.

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SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, North Carolina 27513

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1—ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
PROPOSAL 4 — ADVISORY RESOLUTION ON FREQUENCY OF STOCKHOLDER ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders,
We invite you to attend SciQuest’s 2011 Annual Meeting of Stockholders at the Hilton Garden Inn, 1500 RDU Center Drive, Morrisville, NC 27560, on Wednesday, May 4, 2011, at 2:00 p.m. local time. At the meeting, we will:
1.	elect two directors for three-year terms expiring in 2014;

2.	vote on the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for our fiscal year ending December 31, 2011;

3.	vote on an advisory resolution regarding the compensation of the named executive officers as disclosed in this proxy statement;

4.	vote on an advisory resolution regarding the frequency of voting on the stockholders’ advisory resolution regarding the compensation of the named executive officers; and

5.	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
You can vote at the annual meeting and any adjournment of the meeting if you were a stockholder of record on March 15, 2011. A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at our corporate headquarters located at 6501 Weston Parkway, Suite 200, Cary, North Carolina, during ordinary business hours for the 10-day period before the meeting.
A copy of our Annual Report to Stockholders for the year ended December 31, 2010 is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 25, 2011.
By order of the Board of Directors,
Rudy C. Howard
Secretary and Chief Financial Officer
Cary, North Carolina
March 25, 2011

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY
MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2011.
Stockholders may access, view and download the 2011 proxy statement and our 2010 Annual Report over the Internet on our website located at www.envisionreports.com/SQI.

SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, North Carolina 27513
2011 ANNUAL MEETING OF STOCKHOLDERS
May 4, 2011
PROXY STATEMENT
This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “SciQuest” refer to SciQuest, Inc. and “you” and “your” refer to SciQuest stockholders.
Questions and Answers About the Proxy Materials and Our 2011 Annual Meeting of Stockholders
Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the SciQuest 2011 Annual Meeting of Stockholders, which will take place on May 4, 2011, at the Hilton Garden Inn, 1500 RDU Center Drive, Morrisville, NC 27560, at 2:00 p.m. local time. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2010, which includes our audited consolidated financial statements for the years ended December 31, 2010, 2009 and 2008, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the annual meeting.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:
•	election of two directors for three-year terms expiring in 2014;

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011;

•	an advisory resolution regarding the compensation of the named executive officers as disclosed in this proxy statement; and

•	an advisory resolution regarding the frequency of voting on the stockholders’ advisory resolution regarding the compensation of the named executive officers.
In addition, such other business as may properly come before the annual meeting will be considered. We are not currently aware of any other matters to be considered at the meeting.

Q:	How does SciQuest’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, “FOR” the advisory resolution supporting the compensation of the named executive officers as disclosed in this proxy statement and “FOR ONE YEAR” regarding the frequency of the stockholder vote for submission of a resolution to the stockholders soliciting support for our named executive officer compensation policies and procedures.

Q:	Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on March 15, 2011. Each stockholder is entitled to one vote per share on each matter presented. As of March 15, 2011, there were 20,909,738 shares of our common stock outstanding.

Q:	How do I vote before the annual meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “FOR” the election of all nominees named in this proxy statement, “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, “FOR” the advisory resolution supporting the compensation of the named executive officers as disclosed in this proxy statement and “FOR ONE YEAR” regarding the frequency of the stockholder vote for submission of a resolution to the stockholders soliciting support for our named executive officer compensation policies and procedures. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of SciQuest or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares present or Represented at the annual meeting and entitled to vote upon the proposal. In counting votes on this matter, abstentions will be counted as votes “against” the matter and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

The advisory resolutions are non-binding on us and our Board of Directors. In counting votes on the advisory resolutions, abstentions will be counted as votes “against” the matter and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

With respect to the advisory resolution regarding the compensation of the named executive officers, our Board of Directors and the Compensation Committee will review the voting results. To the extent there are a significant number of negative votes on this resolution, we would expect to initiate procedures to better understand the concerns that influenced the resolution. Our Board of Directors and the Compensation Committee will consider constructive feedback obtained through this process in making future decisions about named executive officer compensation programs.

With respect to the advisory resolution regarding the frequency of the stockholder vote for submission of a resolution to the stockholders soliciting support for our named executive officer compensation policies and procedures, our Board of Directors has adopted a policy that it will submit the resolution on named executive officer compensation to a stockholder vote on a frequency that is consistent with the majority of the votes cast.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. The proposal for approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock is non-routine. The New York Stock Exchange recently eliminated broker discretionary voting for the election of directors. Therefore, unlike in prior years, your broker is not able to vote uninstructed shares on your behalf in any director election. These rules apply to us even though our common stock is traded on The Nasdaq Global Market (“Nasdaq”). Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote for the election of directors or for approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K shortly after the meeting.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors currently consists of five directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•	The Class I directors are Timothy J. Buckley and Daniel F. Gillis and their terms will expire at the annual meeting of stockholders to be held in 2011;

•	The Class II directors are Jeffrey T. Barber and Stephen J. Wiehe and their terms will expire at the annual meeting of stockholders to be held in 2012; and

•	The Class III director is Noel J. Fenton and his term will expire at the annual meeting of stockholders to be held in 2013.
We seek to achieve an appropriate level of diversity in our Board membership and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominating and Corporate Governance Committee and the Board of Directors annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas, geographic scope, public and private company experience, academic background and director experience in the context of an assessment of our current and expected needs. The Nominating and Corporate Governance Committee reviews director candidates based on our needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under Nasdaq listing standards, their potential contribution to the composition and culture of the Board of Directors and their ability and willingness to actively participate in Board and committee meetings and to otherwise devote sufficient time to their duties as a director. In particular, the Board of Directors and the Nominating and Corporate Governance Committee believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board of Directors does not have a formal policy regarding Board diversity, it believes that having such diversity among its members enhances the ability to make fully informed, comprehensive decisions. We believe that our Board of Directors collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.
As recommended by the Nominating and Corporate Governance Committee, our Board of Directors has nominated Timothy J. Buckley and Daniel F. Gillis for election as Class I directors for terms expiring at the 2014 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than four nominees.
Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.
Nominees for Terms Expiring in 2014 (Class I)
Timothy J. Buckley, 59, has been a member of our Board of Directors since March 2010. From April 1999 until November 2003, Mr. Buckley served as the chief operating officer for Red Hat (NYSE: RHT), a premier open source and Linux provider. As chief operating officer, Mr. Buckley used his insight to accelerate the momentum of open source and expand Red Hat’s worldwide business operations. From December 1993 until joining Red Hat, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation (NASDAQ: VSIO), a software application company that was acquired by Microsoft Corporation in 2000 in a transaction valued at $1.5 billion. He currently serves on the board of directors of several privately-held companies. Mr. Buckley graduated from Pennsylvania State University with a degree in liberal arts. Mr. Buckley’s experience as a sales executive and chief operating officer for publicly-held companies in the software industry as well as a director of several privately-held companies provides us with valuable experience and qualifies him to serve as a director.

Daniel F. Gillis, 64, has been a member of our Board of Directors since October 2005. From 1997 until 2001, Mr. Gillis served as Chief Executive Officer of SAGA Systems, a NYSE-traded enterprise software company. Prior to joining SAGA Systems, Mr. Gillis had served as Executive Vice President of Falcon Systems, an interactive equipment company serving the federal government market. Mr. Gillis also served as a member of the NYSE Listed Companies Advisory Board from 1999 until 2001. Mr. Gillis is a graduate of the University of Rhode Island. Mr. Gillis’ executive, managerial and sales experience, including service as chief executive officer and director of a publicly-held software company, as well as his experience with the NYSE, brings valuable contributions and experience to our Board of Directors.
Our Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.
Continuing Directors with Terms Expiring in 2012 (Class II)
Jeffrey T. Barber, 58, has been a member of our Board of Directors since March 2010. Mr. Barber has served as a Managing Director of Fennebresque & Co., an investment banking firm, since October 2009. From 1988 until June 2008, Mr. Barber was an audit partner of PricewaterhouseCoopers LLP, where he also served as the managing partner of its Raleigh, North Carolina office for a period of 14 years. Mr. Barber has served as a member of the board of directors of Ply Gem Holdings, Inc., building products provider, since January 2010. Mr. Barber also serves as chairman of Ply Gem Holdings’ audit committee. Mr. Barber has a B.S. in accounting from the University of Kentucky. Mr. Barber is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. As an audit partner with PricewaterhouseCoopers, Mr. Barber worked with numerous software and other technology companies. Mr. Barber’s accounting and financial expertise, qualifying him as a financial expert, and general business acumen results in unique and valuable contributions to our Board of Directors with respect to financial matters.
Stephen J. Wiehe, 47, has served as our President, Chief Executive Officer and a member of our Board of Directors since joining SciQuest in February 2001. From 2000 until he joined SciQuest, Mr. Wiehe served as Senior Director, Strategic Investments & Mergers and Acquisitions at SAS Institute. Mr. Wiehe joined SAS as part of its acquisition of DataFlux Corporation, a provider of data quality and data warehousing solutions, where Mr. Wiehe had served as President and Chief Executive Officer since 1999. From 1998 until joining DataFlux, Mr. Wiehe served as Managing Director/Europe and Senior Executive Vice President for SunGard Treasury Systems, a division of SunGard Data Systems, Inc., a software and IT services company. He also served as President of Multinational Computer Models, Inc., a provider of Treasury management solutions used by large multinational corporations to manage their foreign exchange, debt, and investment-related financial hedging instruments, from 1991 until Multinational Computer Models was sold to SunGard Data Systems in 1998. Mr. Wiehe started his career with General Electric Company, serving in various financial positions from 1987 to 1991 and graduating from its Financial Management Program in 1989. Mr. Wiehe is a graduate of the University of Kentucky. Mr. Wiehe’s past experience as chief executive officer of two software companies, his participation in relevant industry organizations and his long service with us has resulted in significant operational experience and a deep knowledge of the software industry generally and our business in particular. These qualities and this experience provide a critical contribution to our Board of Directors.
Continuing Director with Term Expiring in 2013 (Class III)
Noel J. Fenton, 72, serves as our lead independent director. He has been a member of our Board of Directors since August 2004 and has served as Chairman since March 2010. Mr. Fenton also served as a member of our Board of Directors from November 1998 until February 2004. In 1986, Mr. Fenton co-founded Trinity Ventures, a venture capital firm that made an initial investment in our company in 1998, and has served as one of its directors since 1998. He also serves as a director of several private companies. Prior to co-founding Trinity Ventures, he was a co-founder of three successful technology start-ups and Chief Executive Officer of two of them. Mr. Fenton is actively involved in the World’s Presidents’ Organization and is a past Chairman of the Northern California Chapter of the Young Presidents’ Organization and a past chairman of the American Electronic Association. Mr. Fenton holds a B.S. from Cornell University and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Fenton’s qualifications to sit on our Board of Directors include his previous operating experience as a chief executive officer and founder of technology companies, his more than 25 years of experience as a venture capital investor, his service on the board of directors of approximately 30 companies in which his venture capital firm invested, his service as a director of public companies and, as one of our early stage investors, his extensive knowledge of our company and the electronic commerce marketplace.

CORPORATE GOVERNANCE
Board of Directors
Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and senior management to pursue the company’s mission and oversees the Chief Executive Officer’s and senior management’s conduct of our business. In addition to its general oversight function, our Board of Directors reviews and assesses the company’s strategic and business planning, senior management’s approach to addressing significant risks and has additional responsibilities including, but not limited to, the following:
•	reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and our success in meeting identified objectives;
•	reviewing the company’s financial objectives and major corporate plans, business strategies and actions;

•	providing advice and oversight regarding the selection, evaluation, development and compensation of executive management;

•	reviewing significant risks confronting our company and alternatives for their mitigation; and

•
assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2010, our Board of Directors held nine meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each director attend our annual meeting of stockholders.
We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors. In addition to regular meetings of the Board of Directors and committees, we have regular scheduled executive sessions for our non-management, or independent, directors. Our Board of Directors may from time to time establish other committees.
Director Independence
Our Board of Directors has determined that four of our five directors are independent directors within the meaning of the independent director guidelines of the Nasdaq Listing Rules. The independent directors are Messrs. Fenton, Gillis, Barber and Buckley.

Board Committees
Audit Committee
The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee will also:
•	evaluate the qualifications, performance and independence of our independent auditor and review and approve both audit and non-audit services to be provided by the independent auditor;

•
discuss with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•
establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	review our financial statements and review our critical accounting policies and estimates; and

•	prepare the Audit Committee report that SEC rules require to be included in our annual proxy statement and annual report on Form 10-K.
The current members of the Audit Committee are Messrs. Barber, Buckley and Fenton. Mr. Barber serves as the chairman of the Audit Committee and is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. The composition of the Audit Committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted an Audit Committee charter. We believe that the Audit Committee’s charter and functioning comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our Audit Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.
Compensation Committee
The Compensation Committee oversees our corporate compensation and benefit programs and has the responsibilities described in the “Compensation Discussion and Analysis” section of this proxy statement.
The members of the Compensation Committee are Messrs. Buckley and Gillis, each of whom our Board of Directors has determined is independent within the meaning of the independent director guidelines of Nasdaq. Mr. Gillis serves as the chairman of the Compensation Committee. The composition of the Compensation Committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted a Compensation Committee charter. We believe that the Compensation Committee charter and the functioning of the Compensation Committee comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our Compensation Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Corporate Governance Committee will also:
•	assess the performance of the members of our Board of Directors;

•	oversee guidelines for the composition of our Board of Directors; and

•	review and administer our corporate governance principles.
The current members of the Nominating and Corporate Governance Committee are Messrs. Fenton and Gillis, each of whom our Board of Directors has determined is independent within the meaning of the independent director guidelines of Nasdaq. Mr. Fenton serves as the chairman of the Nominating and Corporate Governance Committee. The compensation of the Nominating and Corporate Governance Committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our Board of Directors has adopted a Nominating and Corporate Governance Committee charter. We believe that the Nominating and Corporate Governance Committee charter and the functioning of the Nominating and Corporate Governance Committee comply with the applicable requirements of Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Copies of the charter for our Nominating and Corporate Governance Committee are available without charge, upon request in writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attn: Secretary, or on the investor relations portion of our website, www.sciquest.com.
Identification and Evaluation of Director Candidates
Our Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective in collectively serving the long-term interests of our stockholders.
The Nominating and Corporate Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominating and Corporate Governance Committee are independent as defined by Nasdaq rules. The Nominating and Corporate Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board.
The Nominating and Corporate Governance Committee considers director candidates suggested by directors, senior management and stockholders and evaluates all nominees for director in the same manner. Our Board of Directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures described below under “Stockholder Nominations.”
Stockholder Nominations
Stockholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee must submit their nominations in writing to our Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominating and Corporate Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board of Directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to SciQuest, Inc., Attn: Secretary, at 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.

In addition, stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals for Inclusion in Next Year’s Proxy Statement” and “Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting” sections of this proxy statement and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a proposal if the stockholder is a holder of record and entitled to vote at the annual meeting. The stockholder also must provide us with timely notice of the proposal. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.
Board Leadership Structure
Our Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. The decision regarding leadership structure is based on an evaluation of the circumstances in existence and the specific needs of our company and the Board of Directors at the time it reviews either or both roles. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders.
Currently, Noel J. Fenton is our Chairman and Stephen J. Wiehe is our President and Chief Executive Officer. Mr. Fenton also serves as our lead independent director. In these roles, Mr. Fenton leads the Board of Directors in its role to provide general oversight of our company, ensures that the independent directors meet regularly in executive session and otherwise function effectively as a group and to provide guidance and support for the Chief Executive Officer. Further, the Chairman presides over meetings of the full Board of Directors. As Chief Executive Officer, Mr. Wiehe is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company. We believe that separating the roles of Chairman and Chief Executive Officer represents the appropriate structure for our company at this time.
Risk Oversight by our Board of Directors
While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. Our Board of Directors implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs.
The Board and its various committees receive presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. The Board regularly addresses in an executive session matters of particular importance or concern, including any significant areas of risk that require Board attention.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current Board of Directors leadership structure, as it allows our independent directors, through the three fully-independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Code of Business Ethics and Conduct
Our Board of Directors has adopted a code of business ethics and conduct for all employees, officers and directors. The code of business ethics and conduct is available on our website at www.sciquest.com. We expect that any amendments to the code of business ethics and conduct, or any waiver of its requirements, will be disclosed on our website. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Attendance
Board and committee meeting attendance is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of committees on which they serve and the annual meeting of stockholders.
Stockholder Communications with the Board of Directors
Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.
The Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.
Director Compensation
In 2010, our Board of Directors approved the following compensation package for our non-employee directors based on the recommendation of our Chief Executive Officer and the Compensation Committee:

Annual retainer	$20,000
In-person board of directors and committee meeting fees	$2,000
Telephonic board of directors and committee meeting fees	$500
Audit committee chair retainer	$10,000
Compensation committee chair retainer	$5,000
Nominating and corporate governance committee chair retainer	$5,000
Initial grant of stock options	22,500
Annual grant of stock options	13,750
Prior to 2010, we did not pay compensation to any director for his service as a director, other than the grant of common stock awards to non-employee directors who are not affiliated with any of our major stockholders. Mr. Gillis is the only director who has qualified to receive such stock awards. We have historically reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors during 2010:
Director Compensation Table for Year Ended December 31, 2010

	Fees Earned or Paid
Name	in Cash	Stock Awards(1)	Option Awards(2)	Total

Jeffrey T. Barber	$42,000	—	$148,725	$190,725
Timothy J. Buckley	$30,000	—	$148,725	$178,725
Noel J. Fenton	$35,000	—	—	$35,000
Daniel F. Gillis	$34,000	$27,650	—	$61,650

(1)	These amounts reflect the fair value of the stock award as of the date of grant.

(2)	These amounts reflect the fair value of the option award as of the date of grant.
Compensation Committee Interlocks and Insider Participation
No current member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2010 by (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers and directors as a group; and (iv) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after December 31, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after December 31, 2010 are included for that person or group.
Percentage of beneficial ownership is based on 20,532,443 shares of common stock outstanding as of December 31, 2010.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name	Shares	Percentage

Named Executive Officers and Directors:
Stephen J. Wiehe(1)	895,752	4.4%
James B. Duke	508,266	2.5%
Jeffrey A. Martini	219,426	1.1%
Jennifer G. Kaelin	156,008	*
Rudy C. Howard(2)	42,446	*
C. Gamble Heffernan(3)	35,156	*
Noel J. Fenton(4)	7,300,000	35.6%
Daniel F. Gillis(5)	132,491	*
Jeffrey T. Barber(6)	5,156	*
Timothy J. Buckley(7)	5,156	*
All executive officers and directors as a group (10 people)	9,299,858	45.2%
5% Stockholders:
Funds associated with Trinity Ventures(8)	7,300,000	35.6%
Funds associated with Intersouth Partners(9)	2,643,138	12.9%
Massachusetts Financial Services Company(10)	1,482,970	7.2%
Wasatch Advisors, Inc.(11)	1,137,953	5.5%

(1)	Includes 7,546 shares held by Mr. Wiehe as custodian for Andrew John Wiehe and Stephanie Elizabeth Wiehe, over which Mr. Wiehe has voting and investment power.

(2)	Consists of shares subject to options that are exercisable within 60 days of the date of the table.

(3)	Includes 33,156 shares subject to options that are exercisable within 60 days of the date of the table.

(4)
Consists of shares held by Trinity Ventures VII, L.P., Trinity VII Side-By-Side Fund, L.P., Trinity Ventures VIII, L.P., Trinity VIII Side-By-Side Fund, L.P. and Trinity VIII Entrepreneurs’ Fund, L.P. Mr. Fenton may be deemed to have shared voting and investment power over the shares held by these limited partnerships, but disclaims beneficial ownership of such shares.

(5)
Includes 51,620 shares held by Gillis Company, LLC, over which Mr. Gillis has sole voting and investment power. The address for Mr. Gillis and Gillis Company, LLC is 5 Masters Court, Potomac, MD 20854.

(6)	Consists of shares subject to options that are exercisable within 60 days of the date of the table.

(7)	Consists of shares subject to options that are exercisable within 60 days of the date of the table.

(8)
Consists of shares held by Trinity Ventures VII, L.P., Trinity VII Side-By-Side Fund, L.P., Trinity Ventures VIII, L.P., Trinity VIII Side-By-Side Fund, L.P. and Trinity VIII Entrepreneurs’ Fund, L.P. The address for each of these Trinity funds is 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025.

(9)
Consists of shares held by Intersouth Partners V, L.P., Intersouth Affiliates V, L.P., and Intersouth Partners VI, L.P. Intersouth Associates V, LLC is the general partner of Intersouth Partners V, L.P. and Intersouth Affiliates V, L.P, and Intersouth Associates VI, LLC is the general partner of Intersouth Partners VI, L.P. Dennis Dougherty and Mitch Mumma, as the Member Managers of Intersouth Associates V, LLC and Intersouth Associates VI, LLC, share voting and investment power with respect to the shares owned by Intersouth Partners V, L.P., Intersouth Affiliates V, L.P. and Intersouth Partners VI, L.P. The address for each of these Intersouth funds is 406 Blackwell Street, Suite 200, Durham, NC 27701.

(10)	The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

(11)	The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

EXECUTIVE OFFICERS
Executive Officers
In addition to Mr. Wiehe, our President and Chief Executive Officer, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position

Stephen J. Wiehe	47	President, Chief Executive Officer and Director
Rudy C. Howard	53	Chief Financial Officer
James B. Duke	47	Chief Operating Officer
Jeffrey A. Martini	52	Senior Vice President of Worldwide Sales
Jennifer G. Kaelin	39	Vice President of Finance
C. Gamble Heffernan	49	Vice President of Marketing and Strategy
Stephen J. Wiehe has served as our President, Chief Executive Officer and a member of our Board of Directors since joining SciQuest in February 2001. From 2000 until he joined SciQuest, Mr. Wiehe served as Senior Director, Strategic Investments & Mergers and Acquisitions at SAS Institute. Mr. Wiehe joined SAS as part of its acquisition of DataFlux Corporation, a provider of data quality and data warehousing solutions, where Mr. Wiehe had served as President and Chief Executive Officer since 1999. From 1998 until joining DataFlux, Mr. Wiehe served as Managing Director/Europe and Senior Executive Vice President for SunGard Treasury Systems, a division of SunGard Data Systems, Inc., a software and IT services company. He also served as President of Multinational Computer Models, Inc., a provider of Treasury management solutions used by large multinational corporations to manage their foreign exchange, debt, and investment-related financial hedging instruments, from 1991 until Multinational Computer Models was sold to SunGard Data Systems in 1998. Mr. Wiehe started his career with General Electric Company, serving in various financial positions from 1987 to 1991 and graduating from its Financial Management Program in 1989. Mr. Wiehe is a graduate of the University of Kentucky. Mr. Wiehe’s past experience as chief executive officer of two software companies, his participation in relevant industry organizations and his long service with us has resulted in significant operational experience and a deep knowledge of the software industry generally and our business in particular. These qualities and this experience provide a critical contribution to our Board of Directors.
Rudy C. Howard has served as our Chief Financial Officer since joining SciQuest in January 2010. From November 2008 until joining SciQuest, Mr. Howard served as Senior Vice President and Chief Financial Officer of MDS Pharma Services, a pharmaceutical services company, where he was responsible for all financial management functions. From 2003 until joining MDS Pharma Services, Mr. Howard operated his own financial consulting company, Rudy C. Howard, CPA Consulting, in Wilmington, North Carolina, where his services included advising on merger and acquisition transactions, equity and debt issuances and other general management matters. From 2001 through 2003, Mr. Howard served as Chief Financial Officer for Peopleclick, Inc., an international human capital management software company. From 2000 until joining Peopleclick, Mr. Howard served as Chief Financial Officer for Marketing Services Group, Inc., a marketing and internet technology company. From 1995 until 2000, Mr. Howard served as Chief Financial Officer for PPD, Inc., a clinical research organization. Prior to joining PPD, Mr. Howard was a partner with PricewaterhouseCoopers. Mr. Howard holds a B.A. in Accounting from North Carolina State University, and he is a Certified Public Accountant.
James B. Duke has served as our Chief Operating Officer since joining SciQuest in March 2001. From 2000 until he joined SciQuest, Mr. Duke served as Chief Information Officer of BuildNet, a solutions provider for the construction and materials industry. Mr. Duke served as Vice President of Sales and Marketing for GE Capital Mortgage from 1999 until joining BuildNet. Mr. Duke also served as Group Vice President for Technology and Alternative Channels for First Citizens Bank from 1995 until 1999 and as a management consultant with McKinsey & Co., a leading management consultancy, from 1992 until 1995. Mr. Duke graduated from Duke University and also has a master’s degree from MIT’s Sloan School of Management.

Jeffrey A. Martini has served as our Senior Vice President of Worldwide Sales since joining SciQuest in January 2005. From 2004 until he joined SciQuest, Mr. Martini served as Vice President of Worldwide Sales for VitualEdge Corporation, a leading provider of real-time recruiting software for the extended enterprise. Prior to joining VirtualEdge, Mr. Martini had served as Vice President of Worldwide Sales at Primavera Systems, a portfolio management vendor, since 2002. From 1987 until joining Primavera Systems, Mr. Martini held a variety of sales and sales management roles at SCT Corporation, a leading provider of enterprise software applications, including serving as Corporate Vice President of Sales. Mr. Martini’s early sales career included positions at Highline Data Systems, a provider of human resource information systems for the mid-market, in 1986, and Personnel Data Systems, a provider of human resources information systems, in 1985. Mr. Martini is a graduate of Gettysburg College.
Jennifer G. Kaelin has served as our Vice President of Finance since January 2010 and from joining SciQuest in July 2005 until January 2008. From January 2008 until December 2009, Ms. Kaelin served as our Chief Financial Officer. From 2003 until she joined SciQuest, Ms. Kaelin served as Corporate Controller at Art.com, an e-tailer of posters, prints and custom framing. Prior to joining Art.com, Ms. Kaelin had served as Controller for several manufacturing sites at Moduslink, a global supply chain management company for technology-based manufacturers, since 1998. Ms. Kaelin also was a financial analyst for IBM from 1997 until 1998, and was an auditor for PricewaterhouseCoopers from 1994 until 1997. She holds a master’s degree in accounting and a bachelor’s degree in business administration from the University of North Carolina at Chapel Hill, and she is a certified public accountant.
C. Gamble Heffernan has served as our Vice President of Marketing and Strategy since joining SciQuest in October 2008. From September 2007 until joining SciQuest, Ms. Heffernan served as Senior Vice President of Community Solutions for Misys, an application software and services provider to the financial services and healthcare industries, where she was responsible for the development and management of its community services business team. Ms. Heffernan previously served as Senior Vice President, Product Management for Healthcare for Misys from October 2005 until September 2007, where she was responsible for portfolio and market strategy. Prior to joining Misys, Ms. Heffernan had served as Vice President and General Manager of Professional Services and Consulting for Cardinal Health and the Director of the ALARIS Center for Medication Safety and Clinical Improvement since 2002. Ms. Heffernan also served as Vice President of Services Marketing at Ortho-Clinical Diagnostics, a provider of in-vitro diagnostic systems, from 2001 until 2002. From 1996 until joining Ortho-Clinical Diagnostics, she worked for GE Medical Systems, where she held various management positions including General Manager for eBusiness, General Manager for Clinical Information Systems and Senior Business Unit Manager for Neonatal.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation arrangements for our named executive officers for 2010 as well as the actions taken in 2011 that affect the current and future compensation of our named executive officers. Our named executive officers for 2010 were Stephen Wiehe, our President and Chief Executive Officer, James Duke, our Chief Operating Officer, Rudy Howard, our Chief Financial Officer, Jeffrey Martini, our Senior Vice President of Worldwide Sales, and Gamble Heffernan, our Vice President of Marketing and Strategy.
Compensation Objectives
Our Compensation Committee’s primary objectives with respect to executive compensation are to:
•	attract, motivate, reward and retain high quality executives necessary to formulate and execute our business strategy;

•	ensure that compensation provided to executive officers is closely aligned with our short and long-term business objectives, risk profile, financial performance and strategic goals;

•	build a strong link between an individual’s performance and his or her compensation; and

•	further align the interests of management with our stockholders by providing equity incentive compensation.

Our executive compensation practices are intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance. We intend our compensation to be competitive with companies in our industry and region. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.
Compensation Process
General. The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our named executive officers other than with respect to equity awards. Our Compensation Committee proposes grants of equity awards for our named executive officers and recommends such proposals to our Board of Directors for approval. Our Compensation Committee believes that our compensation program is aligned with our business and risk management objectives and does not believe that our compensation program is likely to have a material adverse effect on us. In January of each year, our Compensation Committee typically determines our named executive officers’ base salaries, awards annual cash incentive bonuses based on the achievement of bonus criteria in the prior year and sets bonus criteria for the upcoming year. The Compensation Committee also proposes grants of equity awards to our named executive officers, which are considered and approved by our Board of Directors in January as well.
2010 Compensation Process. Our historical executive compensation programs through 2010 have been developed and implemented by our Compensation Committee consistent with practices of other venture-backed, privately-held companies. To date, our Compensation Committee has never engaged a compensation consultant. Our Board of Directors and Compensation Committee generally established our executive compensation on an informal basis by considering the employment and compensation history of each executive and comparing our executives’ compensation to our estimates of executive compensation paid by companies in our industry and region. These estimates have been based on the experience of our Board of Directors and committee members, informal research of pay practices at other comparable public companies and reviews of external compensation reports for venture-backed companies.
In January 2010, our chief executive officer provided a report to the Compensation Committee with respect to each named executive officer summarizing such officer’s performance in the prior year, including his or her achievement of bonus criteria. This report also contained the chief executive officer’s recommendations for base salaries, bonuses and equity awards for each named executive officer. The Compensation Committee then deliberated and made compensation determinations for the named executive officers, which generally consisted of the chief executive officer’s recommendations with some modifications. During this deliberation, the Compensation Committee evaluated the recommendations based on their own compensation experience, which generally includes service on the boards of directors of other private and public companies and their review of other pay practices of comparable public companies. The review of other pay practices consisted of reviewing the compensation of publicly-held SaaS companies with market capitalizations of less than $500 million and, to a lesser extent, external compensation reports for venture-backed companies. Our chief executive officer participated in the Compensation Committee’s deliberations with respect to the other named executive officers, but he was not present when the Compensation Committee deliberated and determined his own compensation.
2011 Compensation Process. Commencing in 2011, our Compensation Committee began formalizing its approach to the development and implementation of our executive compensation program. Following our initial public offering, the Compensation Committee believes that it has been important to review the executive compensation practices of other public companies that are similar in business and size to us to ensure that our executive compensation program is consistent with those practices.

In establishing executive compensation levels for 2011, the Compensation Committee developed a peer group comprised solely of U.S.-based publicly traded companies that generally have a SaaS business model and that are similar in size to our company based on revenue and market capitalization. We refer to this peer group as the 2011 Peer Group. In establishing the 2011 Peer Group, the Compensation Committee selected those companies that it believes are used by investors and securities analysts to value our company and otherwise measure our performance, excluding the companies that have only recently become publicly traded and therefore had not disclosed compensation data since their initial public offering. The 2011 Peer Group consists of athenahealth Inc., Concur Technologies Inc., Constant Contact, Inc., DealerTrack Holdings, Inc., DemandTec, Inc., Kenexa Corporation, NetSuite Inc. Omniture, Inc., RightNow Technologies, Inc., Salary.com, Inc., SuccessFactors, Inc., Taleo Corporation, The Ultimate Software Group, Inc. and Vocus, Inc.
The median revenue of the 2011 Peer Group was $194 million for the most recently completed fiscal year for which executive compensation was available and the median market capitalization of the 2011 Peer Group was $1,195 million as of January 17, 2011. The Compensation Committee recognized that most companies within the 2011 Peer Group are larger than us with respect to revenue and market capitalization and took those disparities into account when determining compensation levels, as discussed below. The Compensation Committee intends to review the peer group composition annually.
The Compensation Committee based its review of executive compensation levels on benchmark data from the 2011 Peer Group for base salary, annual cash incentive bonuses and equity awards provided by Equilar, an information services firm with products focused on analyzing and benchmarking executive and director compensation. Equilar draws data from proxy statements and reports filed with the SEC.
Although the Compensation Committee is authorized to retain an independent compensation consultant, it believes that with its subscription to the Equilar database it can rely on our management to gather data and present information to the Compensation Committee in a more cost-efficient manner. Accordingly, in January 2011, our chief executive officer provided a report to the Compensation Committee with respect to the relevant compensation data for the 2011 Peer Group for each named executive officer together with a summary of such officer’s performance in the prior year, including his or her achievement of bonus criteria.
Determining Market Levels and Impact on Compensation Decisions
Our compensation program seeks to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements and skills of each of our named executive officers. Our Compensation Committee compared our compensation practices and levels by each compensation component described below. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the Compensation Committee has reviewed for the corresponding period.
Because the companies in the 2011 Peer Group are generally larger than us with respect to revenues and market capitalization, the Compensation Committee generally considered 2011 compensation to be competitive for our named executive officers if total compensation approximated the 25th percentile of compensation offered by the 2011 Peer Group. Where total compensation or a specific component of compensation does not approximate this target, the Compensation Committee used the competitive data as a factor for its compensation determination but may have also taken into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, performance and overall level of responsibility.
Compensation Components
The primary elements of our executive compensation program are:
•	base salary;

•	annual cash incentive bonuses;

•	equity incentive awards; and

•	insurance and other employee benefits and compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee relies on benchmark data from the 2011 Peer Group, the experience of its members, its past practices and management input in establishing the different forms of compensation.
Base Salary
Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Salaries for the named executive officers generally are based upon their personal performance in light of individual levels of responsibility, our overall performance and profitability during the preceding year, economic trends that may affect us, and the competitiveness of the executive’s salary with the salaries of executives in comparable positions at companies of comparable size or with similar operational characteristics. While our Compensation Committee considers each of these factors, it does not assign a specific value to each factor.
Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market trends and levels after taking into account the factors discussed above. In addition to these periodic reviews, the Compensation Committee may at any time review the salary of an executive who has received a significant promotion or whose responsibilities have been increased significantly.
For 2010, our named executive officers received salary increases ranging from approximately 3% to 5% as compared to 2009. In January 2011, our named executive officers received salary increases from approximately 4% to 17% as compared to 2010. The larger percentage increases for 2011 represent an adjustment based on the Compensation Committee’s analysis of the 2011 Peer Group data now that we are a public company.
Annual Bonuses
We provide our named executive officers an opportunity to receive annual discretionary cash incentive bonuses. The annual bonuses are intended to compensate for the achievement of our strategic, operational and financial goals and/or individual performance objectives of a particular named executive officer.
Each executive’s bonus is based on a target bonus amount and the achievement of bonus criteria, which historically have been specific financial or other business goals to promote the growth and success of our business. In January of each year, our Compensation Committee typically determines the bonus amount for each named executive officer based on the prior year’s target bonus amount and achievement of bonus criteria and establishes the target bonus amount and the bonus criteria for the upcoming year. The Compensation Committee establishes the target bonus amount based on an amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve their goals. The bonus criteria vary among the named executive officers, depending on their operational responsibilities, as described below.
The Compensation Committee did not set the bonus criteria for 2010 at its January meeting, other than for Mr. Martini. Rather than specifying certain quantitative metrics at the beginning of the fiscal year as bonus criteria for each named executive officer and assigning a specific weighting of the bonus criteria to each metric, the Compensation Committee determined to examine each named executive officer’s performance after the conclusion of the fiscal year in light of multiple metrics that it determines to be relevant to that officer’s performance and then determine the bonus amount based on the entirety of their performance. It was determined that Mr. Martini’s bonus would continue to be determined based solely on sales commissions.

For 2010, when a component of the bonus criteria is quantitative, the full targeted bonus amount attributable to that component was paid if the performance fell between 90% and 110% of the targeted goal. If performance exceeded 110% of the goal, 150% of the target bonus amount attributable to that component was paid. If performance was less than 75% of the goal, no bonus amount attributable to that component was paid. If performance was between 75% and 90% of the goal, then the bonus amount attributable to that component was determined by the Compensation Committee in its discretion. When determining whether and to what extent bonus criteria have been satisfied, our Compensation Committee uses their reasonable discretion and will consider extenuating circumstances when appropriate.
Mr. Wiehe’s target bonus amount for 2010 was $150,000, and he received a bonus of $168,750, representing 113% of his target. In determining the bonus amount, the Compensation Committee noted that 2010 revenues of $42.5 million exceeded our budgeted revenues of $42.4 million, 2010 Adjusted Net Income of $5.5 million exceeded our budgeted Adjusted Net Income of $4.5 million by approximately 20%, 2010 Adjusted Free Cash Flow of $10.6 million exceeded our budgeted Adjusted Free Cash Flow of $10.5 million by approximately 1% and all customer satisfaction levels exceeded their targets by at least 4%. The Compensation Committee further noted our successful initial public offering in 2010 and the instrumental role of Mr. Wiehe in that success.
Mr. Howard’s target bonus amount for 2010 was $84,000, and he received a bonus of $94,500, representing 113% of his target. In determining the bonus amount, the Compensation Committee noted that 2010 revenues of $42.5 million exceeded our budgeted revenues of $42.4 million, 2010 Adjusted Net Income of $5.5 million exceeded our budgeted Adjusted Net Income of $4.5 million by approximately 20%, 2010 Adjusted Free Cash Flow of $10.6 million exceeded our budgeted Adjusted Free Cash Flow of $10.5 million by approximately 1% and all customer satisfaction levels exceeded their targets by at least 4%. The Compensation Committee further noted our successful initial public offering in 2010 and the instrumental role of Mr. Howard in that success.
Mr. Duke’s target bonus amount for 2010 was $125,000, and he received a bonus of $141,250, representing 113% of his target. In determining the bonus amount, the Compensation Committee noted that all customer satisfaction level exceeded their target by at least 4%, that all production availability goals had been met and that all billable hour targets had all been exceeded.
Mr. Martini’s target bonus amount for 2010 was $285,000, and he received a bonus of $292,846, representing 103% of his target. Mr. Martini’s bonus was based solely on sales commissions based on bookings.
Ms. Heffernan’s target bonus amount for 2010 was $64,750, and she received a bonus of $64,750, representing 100% of her target. In determining the bonus amount, the Compensation Committee determined that Ms. Heffernan’s bonus should be based largely on bookings and noted that our company had met its budgeted bookings.
For 2011, the Compensation Committee established target bonus amounts for the named executive officers as follows:

Stephen J. Wiehe	$250,000
Rudy C. Howard	$120,000
James B. Duke	$160,000
Jeffrey A. Martini	$260,000
C. Gamble Heffernan	$67,500
The Compensation Committee also determined to establish more specific bonus criteria than it had used for the 2010 bonuses. Mr. Wiehe’s bonus criteria were established as follows: 25% based on attainment of our budgeted revenues of $54.0 million, 25% based on attainment of targeted Adjusted Net Income per share of $0.045, 25% based on attainment of targeted Adjusted Free Cash Flow of $13.0 million and 25% based on attainment of targeted customer satisfaction levels. Mr. Howard’s bonus criteria were established as follows: 25% based on attainment of our budgeted revenues of $54.0 million, 25% based on attainment of targeted Adjusted Net Income per share of $0.045, 25% based on attainment of targeted Adjusted Free Cash Flow of $13.0 million and 25% based on attainment of targeted customer satisfaction levels. Mr. Duke’s bonus criteria were established as follows: 35% based on attainment of targeted customer satisfaction levels, 30% based on attainment of system availability goals and 35% based on attainment of professional services utilization goals. Mr. Martini’s bonus consists solely of sales commissions based on bookings. Ms. Heffernan’s bonus will be based solely on the extent to which our company meets its budgeted bookings.

The Compensation Committee further determined that (i) 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid, (ii) less than 100% achievement by an individual of his or her bonus criteria would result in the bonus amount being determined by the Compensation Committee in its discretion, and (iii) greater than 100% achievement by an individual of his or her bonus criteria would result in 100% of the bonus being paid plus such additional amounts as may determined by the Compensation Committee in its discretion. Any amounts determined by the Compensation Committee in its discretion due to overachievement or underachievement of bonus criteria are generally expected to correlate to the extent of such overachievement or underachievement. The bonus criteria, in particular those consisting of bookings, revenues, Adjusted Net Income and Adjusted Free Cash Flow, are subject to equitable adjustment in the event of any subsequent acquisitions in 2011.
Equity Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executives. Our employees, including our named executive officers, are eligible to participate in our 2004 stock incentive plan. Under the 2004 stock incentive plan, our employees, including our named executive officers, are eligible to receive grants of stock options, restricted stock awards, restricted stock units and stock appreciation rights at the discretion of our Compensation Committee. Historically, we have granted restricted stock awards to executive officers and a limited number of non-executive employees and stock options to all other employees. Beginning in 2008, we began to grant stock options to new executive officers and limit restricted stock grants only to executive officers who had previously received equity awards in the form of restricted stock grants.
We typically grant equity awards to employees, including our named executive officers, in connection with their hiring. When determining the size of the award, the Compensation Committee considers the individual’s position and responsibilities, the equity position of our other similarly situated employees and the anticipated future contribution of such individual. Our Compensation Committee has established general guidelines for the grant of equity awards for all new hires, including any named executive officers, based on the individual’s position and responsibilities.
We believe equity awards are an important element of compensation because they provide the recipient with a potential ownership interest in our company, which helps align our executives’ and other employees’ interests with those of other stockholders. We believe equity awards further align the interest of our employees and stockholders because they profit from equity awards only if our stock price increases relative to the award’s exercise or purchase price. We believe that equity awards incentivize recipients, including our named executive officers, to incur appropriate risks that are consistent with our business strategy but do not encourage undue or inappropriate risk-taking.
Equity awards are also an important element of our employee retention strategy because the awards vest over several years and vesting depends on the individual’s continued employment with us. The typical vesting provisions for initial equity awards provide that one-quarter of the award vests on the first anniversary of the hire date, with the remaining shares vesting in 36 successive equal monthly installments thereafter upon completion of each additional month of service.
Our Compensation Committee recommends the grant of all equity awards for approval by the full Board of Directors. Prior to our initial public offering, equity awards were typically made twice a year, in January and July. Since our initial public offering, we typically grant annual equity awards in January and equity awards to new hires promptly following commencement of employment.
In 2011, our Compensation Committee recommended, and our board approved, additional stock option grants to the named executive officers. These grants were intended to ensure that the equity holdings of each named executive officer, as a percentage of our outstanding common stock, are at competitive levels as compared to the 2011 Peer Group.

Our policy is to grant stock options with an exercise price equal to the fair value of our common stock on the date of grant. Prior to our initial public offering, the fair value of our common stock was determined by our Board of Directors, based in large part on third-party valuations. Since our initial public offering, the fair value of our common stock is determined by reference to the closing price of our common stock on the date of grant.
Our Board of Directors has adopted an equity award re-grant program to reestablish or provide additional incentives to retain employees, including employees who had been with us for a significant period of time. We believe that granting additional equity awards to employees who are significantly vested in their existing awards is an important retention tool. All awards under the re-grant program are made in January or February of each year. In general, in order to be eligible for the re-grant program, the individual must have been employed by the company for at least two years, have not received any other significant compensation adjustments, be at least 50% vested in their existing equity awards and perform in accordance with expectations. Each equity award under the re-grant program generally equals 25% of that individual’s initial equity award at their time of employment. Vesting is in 48 successive equal monthly installments.
Exit Event Bonus Plan
In 2005, we established an Exit Event Bonus Plan in order to incentivize our executives to grow our company and achieve a favorable investment outcome for our stockholders following our going private transaction in 2004. Under this plan, our executives could be granted units to participate in a bonus pool in the event of an initial public offering or sale of our company. In the case of a sale of our company, the bonus pool would consist of proceeds from the sale in an amount ranging from 0% to 3%, depending upon our valuation in such sale. In the case of an initial public offering, the bonus pool would consist of newly issued shares of our common stock in an amount ranging from 0% to 3% of our issued and outstanding shares of common stock immediately prior to such offering depending on our valuation in such offering. No units were granted under the plan.
In June 2010, we terminated the Exit Event Bonus Plan and determined to pay cash bonuses to our executives upon our initial public offering in lieu of issuing shares of common stock under the plan. In connection with the initial public offering, our Board of Directors evaluated the potential dilution to stockholders that would have resulted from the issuance of common stock under the plan as well as our expected cash reserves both prior to and following the initial public offering. After considering these matters, our Board of Directors believed that it would be more beneficial to our company and its stockholders to pay the amounts owed under the Exit Event Bonus Plan in cash rather than experience the dilution from issuing shares under the plan. Our Board of Directors also deemed it desirable to establish a fixed amount for the bonuses in advance of the offering in order to provide greater certainty for our company, the recipients and potential investors.
We established an aggregate bonus pool of $5,888,044 by calculating the aggregate initial value of the shares that would have been issued under the Exit Event Bonus Plan assuming a per share price for our common stock of $14.18. Under the Exit Event Bonus Plan, this assumed initial public offering price would have resulted in the issuance of approximately 415,000 shares of our common stock, which at such price would have an aggregate value equal to the established bonus pool of $5,888,044. We believed that this assumed price was appropriate to reflect both the value of our common stock at the time of the initial public offering and that bonus recipients would be foregoing the potential appreciation of the common stock that otherwise would have been issued under the plan. Individual bonus amounts were determined by our Board of Directors based on its subjective assessment of the relative contributions of each executive to our company’s growth since the going private transaction in 2004, which is the same basis as units under the Exit Event Bonus Plan were to be granted.

The individual bonus amounts paid to our named executive officers upon the initial public offering in September 2010 were as follows:

Stephen J. Wiehe	$2,237,457
James B. Duke	$1,236,489
Jeffrey A. Martini	$1,236,489
C. Gamble Heffernan	$294,402
Rudy C. Howard	$88,321
Change of Control Benefits
Pursuant to change of control agreements and our stock incentive plan, certain of our named executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in the “Executive Compensation — Potential Payments upon Termination or Change of Control” section of this proxy statement.
Under our 2004 stock incentive plan, the vesting and exercisability of all unvested awards automatically accelerate by one year in the event of a change of control. In addition, we have entered into change of control agreements with Messrs. Wiehe, Duke and Howard. Under each change of control agreement, the executive is entitled to receive a lump-sum payment equal to one year’s base salary if, in connection with a change-of-control, the executive’s employment is terminated by us, other than for “cause,” or terminated by the executive with “good reason,” as such terms are defined in the agreements. Accordingly, these extra benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe that having this benefit structured in this manner improves stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.
We believe providing these benefits helps us compete for executive talent. We believe that our change of control benefits are generally in line with severance packages offered to executives in our industry and region.
Other Compensation
Historically, our executive officers who received restricted stock awards paid the purchase price for such shares by executing promissory notes for such amount, which notes were payable in four annual payments due January 1 of each calendar year and bear interest at 6%. In March 2010, we canceled all such outstanding notes and forgave the indebtedness owed by these executive officers. The indebtedness amounts that were forgiven are as follows: Stephen Wiehe ($376,612), James Duke ($268,965) and Jeffrey Martini ($149,345). Our Board of Directors made this decision in part to comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits public companies from extending loans to its executive officers, and in part due to the fact that the restricted stock awards that gave rise to the forgiven indebtedness were issued in connection with the reduction of the potential number of shares issuable under our Exit Event Bonus Plan from 5% of outstanding shares of common stock to 3%. Had those shares remained subject to the Exit Event Bonus Plan rather than being issued as restricted stock awards, the recipients would not have been required to pay any purchase price for such shares. Consequently, our Board of Directors determined that forgiving the indebtedness put the recipients in the same position as they would have been had the shares remained in the Exit Event Bonus Plan. The note cancellation did not impact the Compensation Committee’s determination of 2010 compensation since the Board of Directors did not begin consideration of this loan forgiveness until March 2010, which was subsequent to the 2010 compensation determinations. No determination has been made as to whether the note cancellation will impact future compensation for these executives.
Other than a car allowance for Mr. Wiehe, perquisites are not a material aspect of our executive compensation plan. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan provides that we will match eligible employees’ 401(k) contributions equal to 50% of the employee’s elective deferrals, up to an amount not to exceed $2,500 for each employee. We also offer health and dental insurance, life and disability insurance, an employee assistance program, maternity and paternity leave plans and standard company holidays to our employees, including our named executive officers.

Summary Compensation Table
The following table provides information regarding the compensation earned in 2010 and 2009 by our named executive officers.

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total(1)

Stephen J. Wiehe	2010	$350,000	$2,406,207	$68,196	—	$417,551	$3,241,954
President, Chief Executive	2009	$338,000	$145,688	$79,286	—	$40,939	$603,913
Officer and Director
Rudy C. Howard	2010	$240,000	$182,821	—	$285,238	$2,500	$710,559
Chief Financial Officer
James B. Duke	2010	$245,000	$1,377,739	$39,224	—	$271,465	$1,933,428
Chief Operating Officer	2009	$234,000	$119,091	$74,429	—	$2,500	$430,020
Jeffrey A. Martini	2010	$192,500	$1,529,335	$16,391	—	$151,845	$1,890,071
Senior Vice President	2009	$185,000	$213,118	$43,552	—	$2,500	$444,170
of Worldwide Sales
C. Gamble Heffernan	2010	$200,000	$359,152	—	—	$2,500	$561,652
Vice President of	2009	$195,000	$62,511	—	$102,138	$2,500	$358,816
Marketing and Strategy

(1)
For 2010, this consists of management cash bonuses upon the initial public offering, paid in lieu of issuing shares of common stock under the Exit Event Bonus Plan and cash bonuses paid under our annual discretionary cash incentive bonus program. See the “Executive Compensation — Compensation Discussion and Analysis — Exit Event Bonus Plan” section of this proxy statement and the “Executive Compensation — Compensation Discussion and Analysis — Annual Bonuses” section of this proxy statement for a description of these programs. For bonuses earned in 2010, $2,237,457 of Mr. Wiehe’s bonus was paid in 2010, $88,321 of Mr. Howard’s bonus was paid in 2010, $1,236,489 of Mr. Duke’s bonus was paid in 2010, $1,398,644 of Mr. Martini’s bonus was paid in 2010 and $294,402 of Ms. Heffernan’s bonus was paid in 2010, all other bonuses earned in 2010 were paid in January 2011.

For 2009, this consists of cash bonuses paid under our annual discretionary cash incentive bonus program. See the “Executive Compensation — Compensation Discussion and Analysis — Annual Bonuses” section of this proxy statement for a description of this program. For bonuses earned in 2009, $8,996 of Mr. Duke’s 2009 bonus was paid in 2009 and $133,505 of Mr. Martini’s bonus was paid in 2009, all other bonuses earned in 2009 were paid in January 2010.

(2)
In January 2010, Mr. Wiehe, Mr. Duke and Mr. Martini were issued 43,162, 24,825 and 10,374 shares of restricted stock, respectively, at a purchase price of $2.26 per share. The restricted stock vests monthly over a four-year period, beginning on the grant date. The price per share of the restricted stock is equal to the fair value of our common stock on the date of grant, as determined by an outside valuation expert and approved by our Board of Directors. This reflects the fair value of the restricted stock awards.

In January 2009, Mr. Wiehe, Mr. Duke and Mr. Martini were issued 47,017, 47,017 and 27,427 shares of restricted stock, respectively, at a purchase price of $2.04 per share. The restricted stock vests monthly over a four-year period, beginning on the grant date. The price per share of the restricted stock is equal to the fair value of our common stock on the date of grant, as determined by an outside valuation expert and approved by our Board of Directors. This reflects the fair value of the restricted stock awards.

(3)
In January 2010, Mr. Howard was issued 156,724 stock options at an exercise price of $2.26 per share. The stock options vest 25% on December 31, 2010 and monthly thereafter over a remaining three-year period. The price per share of the stock option award is equal to the fair value of our common stock on the date of grant, as determined by an outside valuation expert and approved by our Board of Directors. This reflects the fair value of the stock option award.

In January 2009, Ms. Heffernan was issued 62,500 stock options at an exercise price of $2.04 per share. The stock options vest 25% on November 4, 2009 and monthly thereafter over a remaining three-year period. The price per share of the stock option award is equal to the fair value of our common stock on the date of grant, as determined by an outside valuation expert and approved by our Board of Directors. This reflects the fair value of the stock option award.

(4)
For 2010 and 2009, this includes a 401(k) match of $2,500 for each individual and a car allowance for Mr. Wiehe of $38,439. For 2010, this includes debt forgiveness in the amount of $376,612 for Mr. Wiehe, $268,965 for Mr. Duke and $149,345 for Mr. Martini.

Grants of Plan-Based Awards in 2010
The following table provides information regarding grants of plan-based awards to our named executive officers in 2010.

				All Other
		Estimated	All other	Option
		Future Payouts	Stock	Awards:	Exercise or	Grant Date
		under Non-	Awards:	Number of	Base Price	Fair Value of
		Equity	Number of	Securities	of Option	Stock and
		Incentive Plan	Shares of	Underlying	Awards	Option
Name	Grant Date	Target ($) (1)	Stock (#)	Options (#)	($/share)	Awards ($)

Stephen J. Wiehe	January 21, 2010	$150,000	43,162	—	—	$68,196
Rudy C. Howard	January 21, 2010	$84,000	—	156,724	$2.26	$285,238
James B. Duke	January 21, 2010	$125,000	24,825	—	—	$39,224
Jeffrey A. Martini	January 21, 2010	$285,000	10,374	—	—	$16,391
C. Gamble Heffernan	January 21, 2010	$64,750	—	—	—	—

(1)	Cash bonuses paid under the cash incentive bonus program for 2010 are also disclosed in the “Summary Compensation Table” above.

Outstanding Equity Awards at December 31, 2010
The following table provides information concerning outstanding equity awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of Shares	Market Value of
	Unexercised	Unexercised	Option			or Units of Stock	Shares or Units of
	Options	Options	Exercise	Option		That Have Not	Stock That Have
Name	Exercisable	Unexercisable	Price	Expiration Date		Vested	Not Vested(3)

Stephen J. Wiehe	—	—	—	—		55,880	$726,999
Rudy C. Howard	39,181	117,543	$2.26	January 21, 2020	(1)	—	—
James B. Duke	—	—	—	—		42,127	$548,072
Jeffrey A. Martini	—	—	—	—		21,494	$279,637
C. Gamble Heffernan	30,552	29,948	$2.04	January 22, 2019	(2)	—	—

(1)	This option vested 39,181 shares on December 31, 2010, with the remaining shares vesting in equal monthly installments of 3,265 shares thereafter beginning February 4, 2011 until January 4, 2014.

(2)	This option vested 15,625 shares on November 4, 2009, with the remaining shares vesting in equal monthly installments of 1,302 shares thereafter beginning December 4, 2009 until November 4, 2012.

(3)	This represents the close of market price on December 31, 2010 of $13.01 per share.
Option Exercises and Stock Vested During 2010
The following table provides information regarding the exercise of stock options and the vesting of stock awards held by our named executive officers during 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of	Value
	Acquired	Value Realized on	Shares Acquired	Realized on
Name	on Exercise	Exercise(1)	on Vesting	Vesting(2)

Stephen J. Wiehe	—	—	27,030	$302,852
Rudy C. Howard	—	—	—	—
James B. Duke	—	—	19,054	$209,782
Jeffrey A. Martini	—	—	12,950	$148,284
Gamble C. Heffernan	2,000	$4,100	—	—

(1)
The value realized on exercise represents (1) the difference between (a) the value of our common stock as of the date of exercise (as determined by our Board of Directors) and (b) the per share price (2) multiplied by the number of shares acquired on exercise.

(2)
The value realized on vesting represents (1) the difference between (a) the value of our common stock (close of market price on December 31, 2010 of $13.01 per share) and (b) the per share price (2) multiplied by the number of shares acquired on exercise.

Pension Benefits
We do not offer pension benefits to our employees.
Non-qualified Deferred Compensation
We do not offer non-qualified deferred compensation to our employees.
Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code limits to $1.0 million the amount of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit. Although the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.
Employment Agreements
Our principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any confidential or proprietary information and restricting their ability to compete with us during their employment and for a period of one year thereafter, restricting solicitation of customers and employees following their employment with us and providing for ownership and assignment of intellectual property rights to us. Stephen J. Wiehe, our chief executive officer, has an employment agreement that provides for a one-year term that renews automatically for successive one-year terms unless either party gives at least 90 days prior notice to the other party of non-renewal. If our company terminates Mr. Wiehe for any reason other than for cause during the term of this agreement or if Mr. Wiehe terminates this agreement for good reason, Mr. Wiehe will receive an amount equal to his annual base salary then in effect and eighteen months of medical coverage. The terms “cause” and “good reason” are each defined in the employment agreement.
Potential Payments upon Termination or Change of Control
We entered into Change of Control Agreements with Stephen J. Wiehe, our chief executive officer, and James B. Duke, our chief operating officer, each effective as of January 1, 2004, and with Rudy C. Howard, our chief financial officer, effective as of January 1, 2010. Each of these agreements provide that such officer will be entitled to receive payment if his employment is terminated either by us without “cause” or by the officer with “good reason” within three months prior to a “change of control” or within 24 months following a change of control provided that such change of control results in proceeds such that our implied enterprise value is at least equal to our market capitalization calculated based on the last 30 trading days in our fiscal quarter immediately preceding the initial announcement of such change of control. The terms “cause,” “good reason” and “change of control” are each defined in the Change of Control Agreements. Upon such a termination, the officer will be entitled to receive a payment equal to the highest annual base salary received during the two-year period immediately prior to such termination.
Under our 2004 stock incentive plan, the vesting and exercisability of all unvested awards automatically accelerate by one year in the event of a change of control.
The tables below set forth the benefits potentially payable to Messrs. Wiehe, Duke and Howard in the event of a change of control of our company where the named executive officer’s employment is terminated under the circumstances described in the tables below. These amounts are calculated on the assumption that the employment termination and change of control event both took place on December 31, 2010. Amounts in the tables for the vesting of unvested stock options or shares of restricted stock are calculated based on the number of accelerated stock options multiplied by the difference between $13.01, the closing price of our common stock as of December 31, 2010, and the exercise price.

Stephen J. Wiehe

			Vesting of Unvested
	Salary, Bonus &	Health	Shares of
Triggering Event	Unused Vacation	Benefits	Restricted Stock

Termination by us without cause	$700,000	$5,188	$244,942
Termination by executive for good reason	$525,000	$2,594	$244,942
Death or disability	$350,000	—	$244,942
James B. Duke

		Vesting of Unvested
		Shares of
Triggering Event	Salary	Restricted Stock

Termination by us without cause	$245,000	$195,661
Termination by executive for good reason	$245,000	$195,661
Death or disability	$245,000	$195,661
Rudy C. Howard

		Vesting of Unvested
Triggering Event	Salary	Stock Options

Termination by us without cause	$240,000	$386,096
Termination by executive for good reason	$240,000	$386,096
Death or disability	$240,000	$386,096
The table below sets forth the benefits potentially payable to Mr. Martini and Ms. Heffernan in the event of a change of control of our company. These amounts are calculated on the assumption that the change of control event took place on December 31, 2010. Amounts in the tables for the vesting of unvested stock options or shares of restricted stock are calculated based on the number of accelerated stock options multiplied by the difference between $13.01, the closing price of our common stock as of December 31, 2010, as determined by our Board of Directors, and the exercise price.

	Vesting of	Vesting of
	Unvested Shares	Unvested
	of Restricted Stock	Stock Options

Jeffrey A. Martini	$103,099	—
C. Gamble Heffernan	—	$171,406
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.
The Compensation Committee
Daniel F. Gillis, Chairman
Timothy J. Buckley

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2010, we have entered into no transactions in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of our voting securities, and affiliates of our directors, executive officers and five percent stockholders, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under the “Executive Compensation” section of this proxy statement, and the transactions described below.
Loan Forgiveness
In March 2010, we canceled aggregate indebtedness from Messrs. Wiehe, Duke and Martini and Ms. Kaelin in the following amounts: Stephen Wiehe ($376,612), James Duke ($268,965), Jeffrey Martini ($149,345) and Jennifer Kaelin ($220,884). This indebtedness was represented by promissory notes used to pay the purchase price for restricted stock awards to these individuals. Our Board of Directors made this decision in part to comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits public companies from extending loans to its executive officers, and in part due to the fact that the restricted stock awards that gave rise to the forgiven indebtedness were issued in connection with the reduction of the potential number of shares issuable under our Exit Event Bonus Plan from 5% of outstanding shares of common stock to 3%. Had those shares remained subject to the Exit Event Bonus Plan rather than being issued as restricted stock awards, the recipients would not have been required to pay any purchase price for such shares. Consequently, our Board of Directors determined that forgiving the indebtedness put the recipients in the same position as they would have been had the shares remained in the Exit Event Bonus Plan. See the section titled “Executive Compensation — Compensation Discussion and Analysis” for additional information.
Registration Rights
We have entered into a stockholders agreement with our former preferred stockholders, which includes Messrs. Wiehe, Duke and Gillis. This agreement provides for registration rights with respect to the shares of our common stock held by such persons.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Employment Agreement
We have entered into an employment agreement with Mr. Wiehe. See the section titled “Executive Compensation — Employment Agreements” for additional information.
Change of Control Agreements
We have entered into change of control agreements with Messrs. Wiehe, Duke and Howard. See the section titled “Executive Compensation — Potential Payments upon Termination or Change of Control” for additional information.

Policy for Approval of Related Party Transactions
Although historically we have not had a formal written policy regarding transactions with related persons, our executive officers, directors and stockholders holding 5% or more of the outstanding capital stock of our company have been required to disclose to our executive officers and directors any potential conflicts of interest with respect to a proposed transaction and then recuse themselves from any consideration or vote with respect to such transaction. In June 2010, our Board of Directors adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our Chief Financial Officer or Chief Executive Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K) and all material facts with respect thereto. The Chief Financial Officer or Chief Executive Officer will then promptly communicate that information to our Nominating and Corporate Governance Committee. In reviewing a transaction, our Nominating and Corporate Governance Committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions, (4) the materiality and character of the related person’s interest, and (5) the actual or apparent conflicts of interest of the related person. Our Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related person transaction will be consummated without the approval or ratification of our Nominating and Corporate Governance Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.
AUDIT COMMITTEE REPORT
The Audit Committee of our Board of Directors consists of three directors who are independent under Nasdaq company standards and applicable SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of the company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.
The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. Management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our company’s financial statements with generally accepted accounting principles and, beginning in 2011, for auditing the effectiveness of the company’s internal control over financial reporting.
The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures; and (c) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.
As part of its supervisory duties, the Audit Committee has reviewed our company’s audited financial statements for the fiscal year ended December 31, 2010 and has discussed those financial statements with the company’s management and independent registered public accounting firm with and without management present. The Audit Committee also has reviewed and discussed the following with management and independent registered public accounting firm with and without management present:
•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;

•	allowances and reserves for accounts receivable, inventories and taxes;

•	accounting for acquisitions and equity-based compensation plans;

•	goodwill impairment analysis; and

•	other significant financial reporting issues and practices.

The Audit Committee has discussed with our independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of our company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010, be included in the company’s Annual Report on Form 10-K for the year then ended to be filed with the SEC.
The Audit Committee
Jeffrey T. Barber, Chairman
Timothy J. Buckley
Noel J. Fenton

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP has audited our financial statements beginning with the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
Audit Fees
The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009:

	2010	2009

Audit Fees(1)	$1,070,472	$148,443
Audit-Related Fees(2)	161,857	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,232,329	$148,443

(1)	Fees related to the audit of our annual financial statements, including the reviews of our registration statement on Form S-1 and the reviews of the quarterly financial statements filed on Forms 10-Q.

(2)	Audit services performed in connection with our acquisition of AECsoft USA, and AEC Global (Shanghai) Co., Ltd.
Approval of Audit and Permissible Non-Audit Services
Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.
The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.
Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2011.

PROPOSAL 3 —
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
Introduction
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement under the heading “Executive Compensation.” Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors.
Rationale and Scope of Proposal
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Our executive compensation philosophy is to provide competitive salaries and incentives to achieve superior financial performance for our company and to provide each named executive officer with a total compensation package that is commensurate with the individual’s responsibilities, experience, contributions and performance. Our Compensation Committee monitors and assesses our executive compensation program during the year to ensure adherence to these objectives. Our executive compensation program balances base salaries with short-term performance-based compensation in order to reward annual performance while maintaining emphasis on longer-term objectives through the grant of stock options and restricted stock. The program also balances the cash, non-cash, short-term and long-term components and current and future compensation.
Our Board of Directors values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. Although the resolution is non-binding on us and our Board of Directors, our Board and the Compensation Committee will review the voting results. To the extent there are a significant number of negative votes on this resolution, we would expect to initiate procedures to better understand the concerns that influenced the resolution. Our Board of Directors and the Compensation Committee will consider constructive feedback obtained through this process in making future decisions about named executive officer compensation programs.
Voting
This Proposal is non-binding on us and our Board of Directors. Marking the Proxy Card “For” indicates support; marking the Proxy Card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the Proxy Card.
Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 4 —
ADVISORY RESOLUTION ON FREQUENCY OF STOCKHOLDER
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
Introduction
Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers (as described in Proposal 3 above) should occur every one, two or three years. Stockholders also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors.
Rationale and Scope of Proposal
The resolution by the stockholders on frequency is distinct from the resolution regarding our named executives’ compensation. This proposal deals with the issue of how often that resolution should be presented to our stockholders and, in this regard, we are soliciting your advice as to whether the resolution on named executive officer compensation should be presented in proxy statements for the annual meeting every year, every two years or every three years. You may also abstain from making a choice.
Our Board of Directors has determined that stockholders should have an annual opportunity to provide input on our named executive officer compensation programs and policies. This determination was based on the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the Compensation Committee and the belief of our Board of Directors that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its determinations.
Voting
This Proposal is non-binding on us and our Board of Directors. Our Board of Directors, however, has adopted a policy that it will submit the resolution on named executive officer compensation to a stockholder vote on a frequency that is consistent with the majority of the votes cast. You have four choices with respect to indicating the frequency: one year, two years, three years or abstain.
Recommendation of the Board:
The Board of Directors unanimously recommends that the stockholders choose an annual frequency (“one year”) for submission of a resolution to the stockholders soliciting support for the company’s named executive officer compensation policies and procedures.
Our Board of Directors unanimously recommends that you vote FOR ONE YEAR regarding the frequency of the stockholder vote for submission of a resolution to the stockholders soliciting support for the company’s named executive officer compensation policies and procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors, executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during 2010 other than one late filing of a Form 4 by each of Stephen J. Wiehe, James B. Duke, Daniel F. Gillis, Noel J. Fenton and funds associated with Trinity Ventures and Intersouth Partners. Such Form 4s related to the redemption of the then outstanding shares of our preferred stock.
ADDITIONAL INFORMATION
Stockholders List
A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Rudy C. Howard, Secretary of SciQuest, located at 6501 Weston Parkway, Suite 200, Cary, North Carolina, during ordinary business hours for the 10-day period before the meeting.
Director and Officer Indemnification
We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in next year’s proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Secretary no later than November 25, 2011. You should address all stockholder proposals to the attention of Rudy C. Howard, Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting in 2012, must be received at our executive offices in Cary, North Carolina, not less than 90 days nor more than 120 days prior to the 2012 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received between January 4, 2012 and the close of business on February 3, 2012. You should address all stockholder proposals to the attention of Rudy C. Howard, Secretary, SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513 and include the information and comply with the requirements set forth in our bylaws.
Solicitation of Proxies
We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries.

Delivery of Documents to Stockholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2010 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to SciQuest, Inc., 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, Attention: Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.
Electronic Access to Proxy Statement and Annual Report
Our proxy statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at www.envisionreports.com/SQI.

IMPORTANT ANNUAL MEETING INFORMATION	Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on May 4, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SQI • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2 and 3 and for 1 YEAR on Proposal 4.

1.	Election of Nominees for the Board of Directors:								+

		For	Against	Abstain		For	Against	Abstain

	01 - Timothy Buckley	☐	☐	☐	02 - Daniel Gillis	☐	☐	☐

							One	Two	Three
		For	Against	Abstain			Year	Years	Years

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm	☐	☐	☐	4.	Advisory resolution regarding the frequency of voting on the compensation of the Company’s named executive officers	☐	☐	☐

3.	Advisory resolution on the compensation of the Company’s named executive officers	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — SciQuest, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2011 ANNUAL MEETING OF STOCKHOLDERS
May 4, 2011
The stockholder hereby appoints Stephen J. Wiehe and Rudy C. Howard, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of SciQuest, Inc., that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 2 p.m. on Wednesday, May 4, 2011, at 1500 RDU Center Drive, Morrisville, NC 27560, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS, FOR THE BOARD’S RECOMMENDATIONS WITH REGARDS TO PROPOSALS 2, 3 AND 4 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR, SEEKING ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND SEEKING ADVISORY VOTE ON THE FREQUENCY OF VOTES ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR BY VOTING OVER THE INTERNET OR BY TELEPHONE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.